UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 31, 2013

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2013, CBL & Associates Limited Partnership (the “Operating Partnership”), the operating partnership of CBL & Associates Properties, Inc. (the “Company”), entered into amendments to each of its $600.0 million credit facilities. The amendments to each facility (i) modified the process and required documentation for adding applicable subsidiaries of the Operating Partnership as guarantors of each credit facility and (ii) revised the method of determining unencumbered net operating income (“NOI”) for the purpose of calculating the ratio of unencumbered NOI to unsecured interest expense to more accurately reflect the Operating Partnership’s compliance with such ratio. Apart from these amendments, the terms of each facility remain as described in the Company's Current Report on Form 8-K dated November 13, 2012 and filed with the SEC on November 19, 2012. Wells Fargo Bank, NA serves as administrative agent for the lender group of each facility. The Company has customary corporate and commercial banking relationships with several of the lenders as well as with the administrative agent.
The amendments to the credit facility agreements will be filed as exhibits to the Company’s periodic reports not later than the due date for the Form 10-K for the year ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: February 6, 2013